Exhibit 10.1

POLYCOM, INC. EXECUTIVE SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

(January 31, 2013 Amendment and Restatement)

1. Introduction. The purpose of this Polycom, Inc. Executive Severance Plan (the “Plan”) is to provide assurances of specified severance benefits to eligible employees of the Company whose employment is subject to being involuntarily terminated other than for death, Disability, or Cause or voluntarily terminated for Good Reason under the circumstances described in the Plan. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended. This document constitutes both the written instrument under which the Plan is maintained and the summary plan description for the Plan.

2. Important Terms. The following words and phrases, when the initial letter of the term is capitalized, shall have the meanings set forth below, unless a different meaning is plainly required by the context:

2.1 “Administrator” means the Compensation Committee of the Board or another duly constituted committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility pursuant to Section 11, but only to the extent of such delegation.

2.2 “Base Pay” means a Covered Employee’s regular straight-time, annual salary as in effect during the last regularly scheduled payroll period immediately preceding the date on which an Involuntary Termination occurs. Base Pay does not include payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions or other compensation.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Cause” means (i) the Covered Employee’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the Covered Employee a written demand for performance from the Administrator or the Company’s Chief Executive Officer that describes the basis for the Administrator or Chief Executive Officer’s belief that the Covered Employee has not substantially performed his or her duties and the Covered Employee has not corrected such failure within thirty (30) days of such written demand; (ii) any act of personal dishonesty taken by the Covered Employee in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of the Covered Employee; (iii) the Covered Employee’s conviction of, or plea of nolo contendere to, a felony or misdemeanor that the Administrator reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (iv) a material violation by the Covered Employee of any written Company employment policy or standard of conduct; (v) the Covered Employee being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not the Covered Employee admits or denies liability); (vi) the Covered Employee (A) obstructing or impeding; (B) endeavoring to obstruct, impede or improperly influence, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”); however, the Covered Employee’s failure to waive attorney-client privilege relating to communications with the Covered Employee’s own attorney in connection with an Investigation will not constitute “Cause”; or (vii) the Covered Employee’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by his or her position or the Covered Employee’s loss of any governmental or self-regulatory license that is reasonably necessary for the Covered Employee to perform his or her responsibilities to the Company, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced.

2.5 “Change of Control” means the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d–3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) Any action or event occurring within a two–year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.

2.6 “Company” means Polycom, Inc., a Delaware corporation.

2.7 “Covered Employee” means an employee of the Company or of any parent or subsidiary of the Company who has been designated by the Administrator to participate in the Plan as shown on Appendix A. For this purpose, each employee of the Company who becomes a Section 16 Officer on or after the Effective Date shall be deemed to have been designated by the Administrator to participate in the Plan as of the date he or she becomes a Section 16 Officer, unless otherwise specifically determined in advance by the Administrator.

2.8 “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.9 “Effective Date” means initially February 3, 2010, and then amended and restated as of January 31, 2013.

2.10 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.11 “Good Reason” means the Covered Employee’s termination of employment within thirty (30) days following the end of the Cure Period (as defined below) as a result of the occurrence of any of the following without his or her written consent: (i) a material diminution by the Company in the Covered Employee’s Base Pay as in effect immediately prior to such reduction; provided, however, that, a reduction of Base Pay that (combined with all prior reductions) totals twenty percent (20%) or less and also applies to substantially all other senior executives of the Company will not constitute “Good Reason”; or (ii) the relocation of the Covered Employee’s principal work location to a facility or a location more than thirty-five (35) miles from his or her prior location; provided, however, that the Covered Employee must provide written notice to the Administrator of the condition that could constitute a “Good Reason” event within sixty (60) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice.

2.12 “Involuntary Termination” means a termination of employment of a Covered Employee under the circumstances described in Section 4.1.

2.13 “Plan” means the Polycom, Inc. Executive Severance Plan, as set forth in this document, and as hereafter amended from time to time.

2.14 “Section 16 Officer” means an employee of the Company who has been designated by the Board, at its discretion and consistent with applicable law, as being subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

2.15 “Severance Benefits” means the compensation and other benefits that the Covered Employee will be provided in the circumstances described in Section 4.

2.16 “Target Bonus” means, the Covered Employee’s target bonus percentage under the applicable Company bonus plan as in effect for the fiscal year prior to the fiscal year in which the Covered Employee’s Involuntary Termination occurs, times the Covered Employee’s Base Pay.

3. Eligibility for Severance Benefits. An individual is eligible for Severance Benefits under the Plan, in the amount set forth in Section 4 only if he or she is a Covered Employee on the date he or she experiences an Involuntary Termination.

4. Severance Benefits.

4.1 Involuntary Termination. If (i) a Covered Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) terminates the Covered Employee’s employment for a reason other than Cause or the Covered Employee’s death or Disability, then, subject to the Covered Employee’s compliance with Section 6, the Covered Employee shall receive the following Severance Benefits from the Company:

4.1.1 Cash Severance Benefits. The Covered Employee shall be entitled to a lump sum payment in cash equal to the sum of the Covered Employee’s Base Pay, and (ii) the Covered Employee’s Target Bonus. Notwithstanding any contrary provision of the preceding sentence, if the Covered Employee held the position of Chief Executive Officer of the Company, the lump sum payment instead shall equal two hundred percent (200%) of the sum of the Covered Employee’s Base Pay and Target Bonus.

4.1.2 Continued Medical Benefits. If the Covered Employee, and any spouse and/or dependents of the Covered Employee (“Family Members”), has coverage on the date of the Covered Employee’s Involuntary Termination under a group health plan sponsored by the Company, the Company will pay the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Sections 1161-1168; 26 U.S.C. Section 4980B(f), as amended, and all applicable regulations (referred to collectively as “COBRA”), provided that the Covered Employee is eligible for and validly elects to continue coverage under COBRA for the Covered Employee and his Family Members, for a period of up to twelve (12) months.

4.1.3 Outplacement Assistance. The Covered Employee shall be entitled to transitional outplacement benefits in accordance with the then-existing policies and guidelines of the Company.

5. Limitation on Payments.

5.1 Limitation. In the event that the severance and other benefits provided for in the Plan or otherwise payable to the Covered Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then the Covered Employee’s Severance Benefits or other benefits shall be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Covered Employee on an after-tax basis, of the greatest amount of Severance Benefits, notwithstanding that all or some portion of such Severance Benefits and other benefits may be taxable under Section 4999 of the Code.

5.1.1 Reduction Order. In the event of a reduction in accordance with Section 5.1, the reduction will occur, with respect to such Severance Benefits and other benefits considered parachute payments within the meaning of Section 280G of the Code, in the following order:

•

First, stock options or stock appreciation rights that meet all of the following: (i) the grant of which is treated as contingent (see definition in Section 5.3 below) under Section 280G of the Code, (ii) are assumed or substituted by the surviving corporation or its parent, and (iii) are underwater or at-the-money (see definitions in Section 5.3 below);

•

Second, stock options or stock appreciation rights that meet all of the following: (i) the grant of which is not treated as contingent under Section 280G of the Code, (ii) accelerate vesting, (iii) are assumed or substituted by the surviving corporation or its parent, and (iv) are underwater or at-the-money;

•

Third, stock options or stock appreciation rights that meet all of the following: (i) the grant of which is treated as contingent under Section 280G of the Code, (ii) are assumed or substituted by the surviving corporation or its parent, and (iii) are in-the-money (see definition in Section 5.3 below);

•

Fourth, restricted stock, restricted stock units, performance shares or other outstanding equity awards (other than stock options or stock appreciation rights) that meet all of the following: (i) the grant of which is treated as contingent under Section 280G of the Code and (ii) either are assumed or substituted by the surviving corporation or its parent or cashed-out (see definition in Section 5.3 below) in connection with a Change of Control;

•

Fifth, stock options or stock appreciation rights that meet all of the following: (i) the grant of which is treated as contingent under Section 280G of the Code and (ii) are cashed-out in connection with a Change of Control;

•	Sixth, cash severance, bonus, retention and other similar pay (including such cash severance pay provided pursuant to Section 4 above) that are treated as contingent under Section 280G of the Code;

•

Seventh, stock options or stock appreciation rights that meet all of the following: (i) the grant of which is not treated as contingent under Section 280G of the Code, (ii) accelerate vesting, (iii) are assumed or substituted by the surviving corporation or its parent, and (iv) are in-the-money;

•

Eighth, stock options or stock appreciation rights that meet all of the following: (i) the grant of which is not treated as contingent under Section 280G of the Code, (ii) accelerate vesting, (iii) are cashed-out in connection with a Change of Control, and (iv) are in-the-money;

•

Ninth, restricted stock, restricted stock units, performance shares or other outstanding equity awards (other than stock options or stock appreciation rights) that meet all of the following: (i) the grant of which is not treated as contingent under Section 280G of the Code, (ii) accelerate vesting, and (iii) either are assumed or substituted by the surviving corporation or its parent or cashed-out in connection with a Change of Control;

•

Tenth, the acceleration in the timing of any vested payment in cash or in kind. For this purpose, a payment will be considered “vested” if the payment is vested at the time the payment acceleration occurs and any vesting of the payment that has occurred is not considered contingent under Section 280G of the Code;

•	Eleventh, Company-paid coverage under the long-term disability and life insurance plans and any other taxable benefits provided or paid for by the Company; and

•	Twelfth, Company-paid coverage under the health, dental, and vision plans and any other tax-free benefits provided or paid for by the Company.

5.2 Special Rules. For purposes of this Section 5, the following rules will apply:

•

In the first and second categories above, if there are multiple grants of stock options or stock appreciation rights, the most underwater award will be reduced first with each subsequent reduction applying to the next most underwater award;

•

In the third and seventh categories above, if there are multiple grants of stock options or stock appreciation rights, the least in-the-money award will be reduced first with each subsequent reduction applying to the next most in-the-money award;

•

In the fourth, fifth, eighth, and ninth categories, if there are multiple grants of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or other equity awards, each grant within each category will be reduced on a pro-rata basis; and

•	In the sixth and tenth categories, if there are multiple types of cash or in-kind payments, each payment within each category will be reduced on a pro-rata basis.

For clarification purposes, these rules do not change the order described above, but rather provide ordering rules that apply within each category in the event of multiple equity grants or payments.

5.3 Special Definitions. For purposes of this Section 5, the following terms used herein will mean:

•	Whether an equity award will be treated as “contingent” will be determined in accordance with Treasury Regulation Section 1.280G-1 A-22.

•

An equity award will be “cashed-out” in connection with a Change of Control of the Company if the award is cancelled after payment to the Covered Employee of an amount in cash or cash equivalents equal to (A) the fair market value of the shares of the Company’s common stock (“Company Common Stock”) subject to the equity award at the time of a Change of Control minus (B) the exercise or purchase price, if any, of the shares of Company Common Stock subject to the equity award at the time of the Change of Control.

•

A stock option or stock appreciation right will be considered “underwater” if: (A) the award accelerates or is valued for purposes of Section 280G on the date of the Change of Control and the per share exercise price of the award is greater than the per share consideration provided to holders of shares of Company Common Stock pursuant to the Change of Control, or (B) the award accelerates or is valued for purposes of Section 280G of the Code on any date after the Change of Control and the per share exercise price of the award, as adjusted pursuant to the Change of Control, is greater than the fair market value of a share of common stock with respect to which the award may be exercised.

•

A stock option or stock appreciation right will be considered “at-the-money” if: (A) the award accelerates or is valued for purposes of Section 280G on the date of the Change of Control and the per share exercise price of the award is equal to the per share consideration provided to holders of shares of Company Common Stock pursuant to the Change of

Control, or (B) the award accelerates or is valued for purposes of Section 280G of the Code on any date after the Change of Control and the per share exercise price of the award, as adjusted pursuant to the Change of Control, is equal to the fair market value of a share of common stock with respect to which the award may be exercised.

•

A stock option or stock appreciation right will be considered “in-the-money” if: (A) the award accelerates or is valued for purposes of Section 280G on the date of the Change of Control and the per share exercise price of the award is less than the per share consideration provided to holders of shares of Company Common Stock pursuant to the Change of Control, or (B) the award accelerates or is valued for purposes of Section 280G of the Code on any date after the Change of Control and the per share exercise price of the award, as adjusted pursuant to the Change of Control, is less than the fair market value of a share of common stock with respect to which the award may be exercised.

5.4 Independent Public Accountant Requirement. Unless the Company and the Covered Employee otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon the Covered Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Covered Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

6. Conditions to Receipt of Severance.

6.1 Release Agreement. As a condition to receiving Severance Benefits under this Plan, each Covered Employee will be required to sign a waiver and release of all claims arising out of his or her Involuntary Termination and employment with the Company and its subsidiaries and affiliates (the “Release”). The Release shall be in a form specified by the Company. The Release will include specific information regarding the amount of time the Covered Employee will have to consider the terms of the Release and return the signed agreement to the Company; provided, however, that in all cases the Release must become effective and irrevocable no later than the sixtieth (60th) day following the Covered Employee’s Involuntary Termination (the “Release Deadline”).

6.2 Non-Solicitation. As a condition to receiving Severance Benefits under this Plan, each Covered Employee agrees that the Covered Employee will not solicit any employee of the Company for employment other than at the Company for twelve (12) months following his or her termination. Public solicitation, such as by taking out general advertisements in a newspaper, advertising on the web and the like, not specifically aimed at an individual employee or employees of the Company, will not constitute a breach of this Section 6.2.

6.3 Non-Competition. As a condition to receiving Severance Benefits under this Plan, the Covered Employee must sign an agreement confirming that, with respect to any businesses of the Company or any of its subsidiaries during the period beginning on the date of the Covered Employee’s termination of employment from the Company and all of its subsidiaries (collectively, the “Businesses”), the Covered Employee agrees that during the one-year period following such termination of employment, the Covered Employee, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will: (i) not engage, participate or invest in any business activity anywhere in the world that is directly competitive with the principal products or services of the Businesses (except that it will not be a violation of this Section 6.3 for the Covered Employee to own as a passive investment not more than one percent of any class of publicly traded securities of any entity); nor (ii) directly or indirectly solicit business from any of the Businesses’ customers and users on behalf of any business that directly competes with the Businesses. Notwithstanding the preceding, the Administrator, in its discretion, may waive the requirements of this Section 6.3 (including, but not limited to, upon the advice of legal counsel to the Company), and shall waive such requirements in circumstances where enforceability of this Section 6.3 is precluded by applicable law.

6.4 Nondisparagement. As a condition to receiving Severance Benefits under this Plan during the Covered Employee’s employment with the Company and for twelve (12) months following his or her termination, the Covered Employee will not knowingly and materially disparage, libel, slander, or otherwise make any materially derogatory statements regarding the Company. Notwithstanding the foregoing, nothing contained in the Plan will be deemed to restrict the Covered Employee from providing information to any governmental or regulatory agency or body (or in any way limit the content of any such information) to the extent the Covered Employee is required to provide such information pursuant a subpoena or as otherwise required by applicable law or regulation, or in accordance with any governmental investigation or audit relating to the Company.

6.5 Other Requirements. A Covered Employee’s receipt of severance payments pursuant to Section 4.1 will be subject to the Covered Employee continuing to comply with the provisions of this Section 6 and the terms of any confidential information agreement, proprietary information and inventions agreement and such other appropriate agreement between the Covered Employee and the Company. Benefits under this Plan shall terminate immediately for a Covered Employee if such Covered Employee, at any time, violates any such agreement and/or the provisions of this Section 6.

7. Timing of Severance Benefits. Subject to Section 9 below, the Severance Benefits shall commence or be paid, as applicable, on the sixtieth (60th) day following the date of the Covered Employee’s termination of employment (or, if required by Section 9, the Covered Employee’s separation from service), or, if later, such time as required by Section 9.1, except that the vesting acceleration of outstanding awards of stock options, stock appreciation rights or restricted stock not subject to Section 409A will become effective on the date the Release becomes effective and irrevocable. Except as required by Section 9.1, any lump sum or installment payments that would have been made to the Covered Employee during the sixty (60) day period immediately following the Covered Employee’s termination of employment but for the preceding sentence will be paid to the Covered Employee on the sixtieth (60th) day following his or her termination of employment and the remaining payments will be made as provided in this Plan.

8. Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary, if the Covered Employee is entitled to any severance, change of control or similar benefits outside of the Plan by operation of applicable law or under another company-sponsored plan, policy, contract, or arrangement, his or her benefits under the Plan shall be reduced by the value of the severance, change of control or similar benefits that the Covered Employee receives by operation of applicable law or under any company-sponsored plan, policy, contract, or arrangement, all as determined by the Administrator in its discretion.

9. Section 409A.

9.1 Notwithstanding anything to the contrary in the Plan, no Deferred Compensation Separation Benefits (as defined below) or other severance benefits that are exempt from Section 409A (as defined below) pursuant to Treasury Regulation Section 1.409A-1(b)(9) will become payable until the Covered Employee has a “separation from service” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”). Further, if the Covered Employee is subject to Section 409A and is a “specified employee” within the meaning of Section 409A at the time of the Covered Employee’s separation from service (other than due to death), then any Deferred Compensation Separation Benefits otherwise due to the Covered Employee on or within the six (6) month period following his or her separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of the Covered Employee’s separation from service. All subsequent payments of Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. For purposes of clarity, the following severance benefits shall not constitute Deferred Compensation Separation Benefits: (A) the vesting acceleration of outstanding awards of stock options, stock appreciation rights or restricted stock unless such awards include deferral or other features that cause such awards to be subject to Section 409A; and (B) the Company-paid continued group health plan coverage described in Section 4.1.2; and (C) any other payment or benefit that satisfies the conditions described in Section 9.2 below. Notwithstanding anything herein to the contrary, if the Covered Employee dies following his or her separation from service, but prior to the six (6) month anniversary of his or her date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to the Covered Employee’s estate as soon as administratively practicable after the date of his or her death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. For purposes of the Plan, “Deferred Compensation Separation Benefits” will mean the severance payments or benefits payable to the Covered Employee, if any, pursuant to the Plan that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A.

9.2 Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute a Deferred Compensation Separation Benefit. Any severance payment that entitles the Covered Employee to taxable reimbursements or taxable in-kind benefits covered by Section 1.409A-1(b)(9)(v) shall not constitute a Deferred Compensation Separation Benefit.

9.3 It is the intent of this Plan to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything to the contrary in the Plan, including but not limited to Section 11, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Covered Employees, to comply with Section 409A of the Code or to otherwise avoid income recognition under Section 409A of the Code prior to the actual payment of Severance Benefits or imposition of any additional tax (provided that any such amendment that materially reduces the benefits provided hereunder shall be subject to the advance notice requirement of Section 13).

10. Withholding. The Company will withhold from any Severance Benefits all federal, state, local and taxes required to be withheld therefrom and any other required payroll deductions.

11. Administration. The Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1, the Administrator may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan; provided, however, that any Plan amendment or termination or any other action that could reasonably be expected to increase materially the cost of the Plan must be approved by the Board or the Compensation Committee of the Board.

12. Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 11, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act or pass upon any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

13. Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Covered Employee and without regard to the effect of the amendment or termination on any Covered Employee or on any other individual. Any amendment or termination of the Plan will be in writing. Notwithstanding the preceding, (a) any amendment to the Plan that causes an individual or group of individuals to cease to be a Covered Employee will not be effective unless it both is approved by the Administrator and communicated to the affected individual(s) in writing at least six (6) months prior to the effective date of the amendment or termination and (b) once a Covered Employee has incurred an Involuntary Termination, no amendment or termination of the Plan may, without that Covered Employee’s written consent, reduce or alter to the detriment of the Covered Employee, the Severance Benefits payable to that Covered Employee (including, without limitation, imposing additional conditions or modifying the timing of payment). In addition, notwithstanding the preceding, during the one-year period beginning on a Change of Control, the Company may not, without a Covered Employee’s written consent, amend or terminate the Plan in any way, nor take any other action, that (a) prevents that Covered Employee from becoming eligible for Severance Benefits under the Plan, or (b) reduces or alters to the detriment of the Covered Employee the Severance Benefits payable, or potentially payable, to a Covered Employee under the Plan (including, without limitation, imposing additional conditions or modifying the timing of payment). Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.

14. Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator within ninety (90) days of the earlier of (i) the date the claimant learned the amount of his or her Severance Benefits under the

Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

15. Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

16. Source of Payments. All Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

17. Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

18. No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, a Covered Employee may be entitled to benefits under the Plan depending upon the circumstances of his or her termination of employment.

19. Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

20. Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of California (but not its conflict of laws provisions).

21. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

22. Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

23. Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

24. Additional Information.

Plan Name:	Polycom, Inc. Executive Severance Plan

Plan Sponsor:	Polycom, Inc. c/o Human Resources 6001 America Center Drive San Jose, CA 95002

Identification Numbers:	EIN: - 94-312-8324 PLAN: 508

Plan Year:	Company’s Fiscal Year

Plan Administrator:	Polycom, Inc. Attention: Administrator of the Polycom, Inc. Executive

Severance Plan 6001 America Center Drive San Jose, CA 95002 (408) 586-6000

Agent for Service of Legal Process:	Polycom, Inc. Attention: General Counsel 6001 America Center Drive San Jose, CA 95002 (408) 586-6000 Service of process may also be made upon the Administrator.

Type of Plan	Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Plan is paid by the Employer.

25. Statement of ERISA Rights.

As a Covered Employee under the Plan, you have certain rights and protections under ERISA:

(a) You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s Human Resources Department.

(b) You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Sections 14 and 15 above.)

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Appendix A

Participants in

Polycom, Inc. Executive Severance Plan

as of

January 31, 2013

Employee Name[1]
Section 16 Officers:
Non-Section 16 Officers:

[1]	In accordance with Section 2.7, each U.S. employee of the Company who becomes a Section 16 Officer on or after the Effective Date shall be deemed to have been designated by the Administrator to participate in the Plan as of the date he or she becomes a Section 16 Officer and shall become a Covered Employee on such date, unless otherwise expressly determined by the Administrator. Appendix A shall be deemed to include each employee described in the preceding sentence, notwithstanding that Appendix A has not been updated to include such employee’s name in the table above.

A-1